Exhibit 8.1

Subsidiary		Country of Incorporation
1.	Astrakhan Mobile	Russian Federation
2.	Mar Mobile GSM	Russian Federation
3.	MSS	Russian Federation
4.	Volgograd Mobile	Russian Federation
5.	MTS Kostroma	Russian Federation
6.	MTS-Capital	Russian Federation
7.	MTS LLP	Russian Federation
8.	MTS-Komi Republic	Russian Federation
9.	MTS-Tver	Russian Federation
10.	Novitel	Russian Federation
11.	Primtelefon	Russian Federation
12.	Dagtelecom	Russian Federation
13.	Sibintertelecom	Russian Federation
14.	Sweet-Com	Russian Federation
15.	MTS Bermuda Ltd.	Bermuda
16.	UMC	Ukraine
17.	Uzdunrobita	Uzbekistan
18.	BCTI	Turkmenistan
19.	MTS Belarus	Belarus
20.	MTS Finance	Luxembourg